Exhibit 23.2

Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-196634) pertaining to the Incentive Award Plan of CareTrust REIT, Inc. and Form S-3 (No. 333-217670) of CareTrust REIT, Inc., of our report dated February 13, 2019, with respect to the consolidated financial statements and schedules for the years ended December 31, 2018 and 2017 of CareTrust REIT, Inc., included in this Annual Report (Form 10-K) for the year ended December 31, 2019.

/s/ ERNST & YOUNG LLP

Irvine, California
February 20, 2020